LEASE AMENDING AND EXTENSION AGREEMENT

THIS AGREEMENT made as of the 4th day of December, 2007.

B E T W E E N:

1411029 ONTARIO LIMITED
(hereinafter called the “Landlord”)

OF THE FIRST PART

- and -

YM BIOSCIENCES INC.
(hereinafter called the “Tenant”)

OF THE SECOND PART

WHEREAS:

A. By a lease dated July 30, 1997 (the “Lease”) the Tenant formerly known as York Medical Inc. leased from Griffin Development Corporation and PR Land Holdings Ltd. (the “Original Landlord”), certain premises Building 11, Suite 400 (the “Original Premises”) comprising of approximately 5,300 square feet located in the building municipally known as 5045 Orbitor Drive (the “Building”), in the City of Mississauga, Ontario, for a term of five (5) years and five (5) months commencing on September 1, 1997 (the “Initial Term”);

B. The Landlord acquired the Building from Griffin Development Corporation and PR Land Holdings Ltd. and is now the Landlord under the Lease.

C. And by a lease amending and extension agreement dated January 15, 2003, between Landlord and Tenant, the Initial Term was extended for a further period of five (5) years commencing on February 1, 2003 and expiring on January 31, 2008 (the “First Extension Term”).

D. And by a lease amending and extension agreement dated October 10, 2007, the parties agreed to expand the premises to include additional premises adjacent thereto Building 11, Suite 401 comprising of approximately 1,770 square feet (the “Additional Premises”) which thereafter formed part of the Leased Premises as set forth in the Lease, consisting of a total Rentable Area of 7,070 square feet (collectively known as the “Premises”).

E. The parties have agreed to further amend and extend the Lease as set out in this Agreement.

3. The Second Extension Term shall be upon the same terms and conditions as are contained in the Lease save and except that the Lease shall be amended as follows as of the Effective Date:

(a) Item 8 of the Term Sheet to the Lease is hereby amended by inserting the following: “Year I of the Second Extension Term – $10.25 per square foot of the Rentable Area per annum; Year 2 of the Second Extension Term – $10.50 per square foot of the Rentable Area per annum; Year 3 of the Second Extension Term – $10.75 per square foot of the Rentable Area per annum; Year 4 of the Second Extension Term – $11.00 per square foot of the Rentable Area per annum; Year 5 of the Second Extension Term – $11.25 per square foot of the Rentable Area per annum”.

4. Capitalized expressions used herein, unless separately defined herein, have the same meaning as defined in the Lease.

5. The parties hereto represents and warrants that each has the full right, power and authority to enter into this Agreement with the other and each shall indemnify and save harmless the other in all respects thereto. The parties hereto agree to execute all further assurances that each may reasonably request to give effect to the foregoing and the terms of this Agreement.

6. The Lease, as amended by this Agreement, is hereby ratified and confirmed and remains in full force and effect in accordance with its terms unamended other than as specifically provided for in this Agreement.

7. This Agreement shall enure to the benefit of and be binding upon the parties hereto and their respective successors and assigns, subject to the express restrictions contained in the Lease.

IN WITNESS WHEREOF the parties hereto have executed this Agreement under seal.

Landlord:
1411029 ONTARIO LIMITED

per:	[Illegible]	c/s
Print Name:
Print Title:

I/We have the authority to bind the corporation.

Tenant:
YM BIOSCIENCES INC.

per:	[Illegible]	c/s
Print Name : [Illegible]
Print Title: [Illegible]